EXHIBIT 99.1

Video City Sells Two Stores to Movie Gallery

BAKERSFIELD, Calif., June 10, 2003 – On June 10, 2003, Video City, Inc. (OTC: VDCY) announced the sale of two retail video stores to M.G. Midwest, Inc., a wholly owned subsidiary of Movie Gallery, Inc. (Nasdaq: MOVI). The proceeds of the sale will be used to satisfy Video City’s immediate need for liquidity. After such sale, Video City owns and operates fourteen retail video stores.

In addition, Video City announced that it has entered into a non-binding letter of intent to sell all of Video City’s remaining stores, except for two stores located in Ventura, California, to Movie Gallery. Such a sale is subject to a number of contingencies including, without limitation, the negotiation and execution of a definitive agreement for such transaction, Movie Gallery’s satisfactory completion of financial and real estate due diligence, successful assignment of store leases to be assumed by Movie Gallery, the approval of the Company’s shareholders, and the Company’s satisfaction of any other approvals and regulatory requirements. There can be no assurances that the sale will be completed.

For information: Contact Tim Denari, Stockdale Capital Services tel. 1-661-616-0470, or tim@stockdalecapital.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the company’s plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to complete certain anticipated transactions including the satisfaction of certain contingencies necessary for such completion; the ability to obtain assignments of store leases to be assumed by the acquirer; the approval of the sale by the company’s shareholders; availability of financing and capital resources; the performance and operations of the company’s retail video stores; the demand for video tapes, both rental and sales, which may be affected by seasonal factors, weather, and the level of home viewing; competition from other retailers; the company’s ability to manage its operations and financial obligations; and other factors discussed herein and in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002.